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                                   EXHIBIT 3


                                 July 24, 1997





Mr. Donald Russell                                Robert W. Johnson IV
Chairman, CEA Management Corp.                    The Johnson Company, Inc.
Communications Equity Associates                  630 Fifth Avenue, Suite 1510
101 East Kennedy Blvd., Suite 3300                New York, New York 10111
Tampa, Florida 33602
                                                  Neil J. Burmeister
Mr. Donald Searles                                P.O. Box 5415
CRT Trust Advisors Inc.                           New York, New York 10185-0044
400 Embassy Row, Suite 500
Atlanta, Georgia 30328                            Arthur DelVesco
                                                  12 South Wynstone Drive
Mr. John Perry, III                               North Barrington, Illinois
60010
564 Toro Canyon Road
Santa Barbara, California 93108

Mr. Thomas D. McCloskey, Jr.
President
McCloskey Enterprises, Inc.
730 E. Durant, Suite 202
Aspen, Colorado 81611

Gentlemen:

       Chartwell Group, Inc. ("Chartwell") and Computer Integration Corp. ("CIC") are parties to a Stock Purchase Agreement dated as of May 15, 1997 (the "Agreement"). Under the Agreement, Chartwell has the right to assign any or all of its rights under the Agreement, including its rights to purchase CIC common stock, to one or more assignees. Collectively, the addressees of this letter ("Assignees") have agreed to purchase 2,277,103 shares of CIC common stock for the aggregate purchase price of $2,436,500, and Chartwell has assigned its rights to buy these shares to Assignees as permitted by the Agreement. Assignees have wire transferred funds into CIC's attorney's trust account to accomplish this closing.

       This letter will constitute Chartwell's agreement that, for one year after the Closing (the same time period set forth in Section 4.2 of the Agreement), it will use its best efforts to cause and maintain the election to the Board of Directors of one nominee of Assignees' group (as






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designated by Neil J. Burmeister or a replacement representative appointed by a majority-in-interest of Assignees). If necessary to create a vacancy for the election of such nominee, Chartwell will cause one of the other directors it is entitled under the Agreement to elect to resign from the Board.


                                                  Very truly yours,

                                                  CHARTWELL GROUP, INC.


                                                  /s/ Michael G. Santry
                                                  ---------------------------
                                                  By:  Michael G. Santry
                                                  Its:  Chairman of the Board